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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               ----------------
                               AMP INCORPORATED
                               (NAME OF ISSUER)

                               AMP INCORPORATED
                     (NAME OF PERSON(S) FILING STATEMENT)

                               ----------------
                        COMMON STOCK, WITHOUT PAR VALUE
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                        (TITLE OF CLASS OF SECURITIES)

                                  031897-10-1
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               DAVID F. HENSCHEL
                              CORPORATE SECRETARY
                               AMP INCORPORATED
                                 P.O. BOX 3608
                      HARRISBURG, PENNSYLVANIA 17105-3608
                                (717) 564-0100
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                              AND COMMUNICATIONS
                 ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                               ----------------

                                   COPY TO:

                              PETER ALLAN ATKINS
                               DAVID J. FRIEDMAN
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                         NEW YORK, NEW YORK 10022-3897
                                (212) 735-3000

                               ----------------
                                OCTOBER 9, 1998
    (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

                               ----------------
                           CALCULATION OF FILING FEE
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
          TRANSACTION                                               AMOUNT OF
           VALUATION*                                               FILING FEE
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
         $1,650,000,000                                              $330,000

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*  Calculated solely for purposes of determining the filing fee, based upon the purchase of 30,000,000 shares at the tender offer price per share of $55.

[_]Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: N/A                              Filing Party: N/A
Form or Registration No.: N/A                            Date Filed: N/A

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

  This Issuer Tender Offer Statement on Schedule 13E-4 (the "Statement") relates to the tender offer by AMP Incorporated, a Pennsylvania corporation (the "Company"), to purchase up to 30,000,000 shares of its common stock, without par value (the "Shares") including the associated common stock purchase rights (the "Rights") at a price of $55 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 9, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Tenders of Shares pursuant to the Offer will include a tender of the associated Rights and no separate consideration will be paid for such Rights. Copies of the Offer to Purchase and Letter of Transmittal are filed as Exhibits (a)(1) and (a)(2), respectively, to this Statement and are incorporated herein by reference.

ITEM 1. SECURITY AND ISSUER.

  (a) The name of the issuer is AMP Incorporated, a Pennsylvania corporation. The address of its principal executive offices is P.O. Box 3608, Harrisburg, PA 17105-3608.

  (b) The information set forth in "Introduction," "Section 1. Number of Shares; Proration" and "Section 8. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares" in the Offer to Purchase is incorporated herein by reference.

  (c) The information set forth in "Introduction" and "Section 6. Price Range of Shares; Dividends" in the Offer to Purchase is incorporated herein by reference.

  (d) This Statement is being filed by the issuer.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

  (a)-(b) The information set forth in "Section 9. Source and Amount of Funds" in the Offer to Purchase is incorporated herein by reference.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER.

  (a)-(j) The information set forth in "Introduction," "Section 7. Background and Purpose of the Offer; Certain Effects of the Offer," "Section 8. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares," "Section 9. Source and Amount of Funds" and "Section 11. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act" in the Offer to Purchase is incorporated herein by reference.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER.

  The information set forth in "Section 8. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares" and "Schedule I--Certain Transactions Involving Shares" in the Offer to Purchase is incorporated herein by reference.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

  The information set forth in "Introduction," "Section 7. Background and Purpose of the Offer; Certain Effects of the Offer" and "Section 8. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares" in the Offer to Purchase is incorporated herein by reference.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

  The information set forth in "Introduction" and "Section 15. Fees and Expenses" in the Offer to Purchase is incorporated herein by reference.

ITEM 7. FINANCIAL INFORMATION.

  (a)-(b) The information set forth in "Section 10. Certain Information About the Company" in the Offer to Purchase is incorporated herein by reference. The information set forth on (i) pages 33 through 36 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed as Exhibit (g)(1) hereto; and (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed as exhibit (g)(2) hereto, in each case, is incorporated herein by reference.

ITEM 8. ADDITIONAL INFORMATION.

  (a) Not applicable.

  (b) The information set forth in "Section 12. Certain Legal Matters; Regulatory Approvals" in the Offer to Purchase is incorporated herein by reference.

  (c) The information set forth in "Section 11. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act" in the Offer to Purchase is incorporated herein by reference.

  (d) Not applicable.

  (e) The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2), respectively, is incorporated herein by reference.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

   (a)(1) Form of Offer to Purchase dated October 9, 1998.
   (a)(2) Form of Letter of Transmittal.
   (a)(3) Form of Notice of Guaranteed Delivery.
   (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
   (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees.
   (a)(6) Form of Letter dated October 9, 1998, to shareholders from the Chairman and Chief Executive Officer of the Company.
   (a)(7) Form of Press Release issued by the Company dated October 9, 1998.
   (a)(8) Form of Summary Advertisement dated October 9, 1998.
   (a)(9) Guidelines for Certification of Taxpayer Identification Number on
          Form W-9.
   (b)(1) Commitment Letter, dated September 27, 1998, by and between Credit
          Suisse First Boston, DLJ Capital Funding, Inc. and AMP previously filed with the Commission as Exhibit 67 to the Company's Schedule
          14D-9 (Amendment No. 20) dated September 28, 1998, and incorporated herein by reference.
   (b)(2) Commitment Letter, dated September 27, 1998, by and between Credit
          Suisse First Boston, DLJ Bridge Finance, Inc. and AMP previously filed with the Commission as Exhibit 68 to the Company's Schedule
          14D-9 (Amendment No. 20) dated September 28, 1998, and incorporated herein by reference.
   (b)(3) Trust Agreement, dated September 28, 1998, between AMP and Wachovia
          Bank N.A. previously filed with the Commission as Exhibit 69 to the Company's Schedule 14D-9 (Amendment No. 20) dated September 28, 1998, and incorporated herein by reference.
   (b)(4) Stock Purchase Agreement, dated September 28, 1998, by and between
          AMP and Wachovia Bank N.A. (including, as an Appendix thereto, the form of promissory note) previously filed with the Commission as
          Exhibit 70 to the Company's Schedule 14D-9 (Amendment No. 20) dated
          September 28, 1998, and incorporated herein by reference.
   (c)(1) Amendment No. 2, dated August 12, 1998, to the Rights Agreement, previously filed with the Commission as Exhibit No. 12 to the Company's Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.

   (c)(2) Amendment No. 3, dated August 20, 1998, to the Rights Agreement, previously filed with the Commission as Exhibit No. 13 to the Company's Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.
   (c)(3)  Complaint filed in the United States District Court for the Eastern
           District of Pennsylvania in AlliedSignal Corporation v. AMP
           Incorporated (Civil Action No. 98-CV-54058), previously filed with the Commission as Exhibit No. 14 to the Company's Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.
   (c)(4)  Complaint filed in the United States District Court for the Eastern
           District of Pennsylvania in Claire Blum v. William J. Hudson, Jr., et al. (Civil Action No. 98-CV-4109), previously filed with the Commission as Exhibit No. 15 to the Company's Schedule 14D-9 dated
           August 21, 1998, and incorporated herein by reference.
   (c)(5)  Complaint filed in the United States District Court for the Eastern
           District of Pennsylvania in Scott Silver v. AMP, Inc., et al. (Civil
           Action No. 98-CV-4120), previously filed with the Commission as Exhibit No. 16 to the Company's Schedule 14D-9 dated August 21,
           1998, and incorporated herein by reference.
   (c)(6)  Complaint filed in the United States District Court for the Eastern
           District of Pennsylvania in Sue Goldstein v. AMP, Inc., et al.
           (Civil Action No. 98-CV-4127), previously filed with the Commission as Exhibit No. 17 to the Company's Schedule 14D-9 dated August 21,
           1998, and incorporated herein by reference.
   (c)(7)  Complaint filed in the United States District Court for the Eastern
           District of Pennsylvania in Margolis Partnership v. AMP, Inc., et al. (Civil Action No. 98-CV-4187), previously filed with the Commission as Exhibit No. 18 to the Company's Schedule 14D-9 dated
           August 21, 1998, and incorporated herein by reference.
   (c)(8)  Complaint filed in the United States District Court for the Eastern
           District of Pennsylvania in AMP Incorporated v. AlliedSignal
           Corporation, et al. (Civil Action No. 98-CV-4405), previously filed with the Commission as Exhibit No. 23 to the Company's Schedule 14D-
           9 (Amendment No. 2) dated August 24, 1998, and incorporated herein by reference.
   (c)(9) Answer to the complaint filed in the United States District Court for the Eastern District of Pennsylvania in AlliedSignal Corporation
           v. AMP Incorporated (Civil Action No. 98-CV-4058), previously filed with the Commission as Exhibit No. 24 to the Company's Schedule 14D-
           9 (Amendment No. 2) dated August 24, 1998, and incorporated herein by reference.
   (c)(10) Motion of AMP Incorporated for Partial Summary Judgment, Memorandum of Law in Support of Motion of AMP Incorporated for Partial Summary
           Judgment and proposed Order, filed on September 11, 1998 in the United States District Court for the Eastern District of
           Pennsylvania in AMP Incorporated v. AlliedSignal Inc., et al. (Civil
           Action No. 98-CV-4405), previously filed with the Commission as Exhibit No. 40 to the Company's Schedule 14D-9 (Amendment No. 11) dated September 11, 1998, and incorporated herein by reference.
   (c)(11) Motion of Plaintiff AlliedSignal Inc. for Summary Judgment and for an Immediate Declaratory Judgment, filed on September 14, 1998 in the United States District Court for the Eastern District of
           Pennsylvania in AlliedSignal Inc. v AMP Incorporated (Civil Action
           No. 98-CV-4058), previously filed with the Commission as Exhibit No.
           48 to the Company's Schedule 14D-9 (Amendment No. 13) dated
           September 15, 1998, and incorporated herein by reference.
   (c)(12) Preliminary Injunction and the Verified Amended Complaint for
           Declaratory and Injunctive Relief, filed on September 14, 1998 in the United States District Court for the Eastern District of
           Pennsylvania in AlliedSignal Inc. v AMP Incorporated (Civil Action
           No. 98-CV-4058), previously filed with the Commission as Exhibit No.
           49 to the Company's Schedule 14D-9 (Amendment No. 13) dated
           September 15, 1998, and incorporated herein by reference.
   (c)(13) Amendment No. 4 to the Rights Agreement, dated September 17, 1998, by and between AMP and ChaseMellon Shareholder Services L.L.C., as Rights Agent, previously filed with the Commission as Exhibit No. 51 to the Company's Schedule 14D-9 (Amendment No. 15) dated September
           18, 1998, and incorporated herein by reference.
   (c)(14) First Amended Complaint for Declaratory and Injunctive Relief, filed on September 22, 1998 in the United States District Court for the
           Eastern District of Pennsylvania in AMP Incorporated v. AlliedSignal
           Inc., et al. (Civil Action No. 98-CV-4405), previously filed with the Commission as Exhibit No. 57 to the Company's Schedule 14D-9
           (Amendment No. 17) dated September 23, 1998, and incorporated herein by reference.

   (c)(15)  AlliedSignal's Verified Second Amended Complaint for Declaratory and Injunctive
            Relief, filed on September 22, 1998 in the United States District Court for the
            Eastern District of Pennsylvania in AlliedSignal v. AMP Incorporated (Civil
            Action No. 98-CV-4058), previously filed with the Commission as Exhibit No. 61 to the Company's Schedule 14D-9 (Amendment No. 18) dated September 24, 1998, and incorporated herein by reference.
   (c)(16)  First Consolidated Amended Complaint, filed on September 28, 1998 in the United
            States District Court for the Eastern District of Pennsylvania in In re AMP
            Shareholders Litigation (Civil Action No. 98-CV-4109) previously filed with the
            Commission as Exhibit No. 79 to the Company's Schedule 14D-9 (Amendment No. 22)
            dated September 30, 1998, and incorporated herein by reference.
   (c)(17)  AlliedSignal's Verified Third Amended Complaint for Declaratory and Injunctive
            Relief, filed on September 28, 1998 in the United States District Court for the
            Eastern District of Pennsylvania in AlliedSignal v. AMP Incorporated (Civil
            Action No. 98-CV-4058), previously filed with the Commission as Exhibit No.
            (a)(58) to AlliedSignal's Schedule 14D-1 (Amendment No. 26) dated September 28,
            1998, and incorporated herein by reference.
   (c)(18)  Court Order, entered October 8, 1998 in the United States District Court for
            the Eastern District of Pennsylvania in AMP Incorporated v. AlliedSignal Inc.,
            et al. (Civil Action No. 98-CV-4405), AlliedSignal v. AMP Incorporated (Civil
            Action No. 98-CV-4058) and In re AMP Shareholders Litigation (Civil Action No.
            98-CV-4109).
   (d)      Not applicable.
   (e)      Not applicable.
   (f)      Not applicable.
   (g)(1)   Pages 33 through 36 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (incorporated by reference from the Company's Form
            10-K filed with the Commission on March 26, 1998).
   (g)(2)   The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998
            (incorporated by reference from the Company's Form 10-Q filed with the
            Commission on July 31, 1998).
   (g)(3)   Schedules detailing security ownership of Directors and Executive Officers.

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          AMP Incorporated

                                                  /s/ Robert Ripp
                                          By: _________________________________
                                            Name: Robert Ripp
                                            Title: Chairman and Chief
                                            Executive Officer

Dated: October 9, 1998

                               INDEX TO EXHIBITS

  ITEM                                DESCRIPTION
  ----                                -----------
 (a)(1) Form of Offer to Purchase dated October 9, 1998.
 (a)(2) Form of Letter of Transmittal.
 (a)(3) Form of Notice of Guaranteed Delivery.
 (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
        and Other Nominees.
 (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial
        Banks, Trust Companies and Other Nominees.
 (a)(6) Form of Letter dated October 9, 1998, to shareholders from the Chairman and Chief Executive Officer of the Company.
 (a)(7) Form of Press Release issued by the Company dated October 9, 1998.
 (a)(8) Form of Summary Advertisement dated October 9, 1998.
 (a)(9) Guidelines for Certification of Taxpayer Identification Number on Form
        W-9.
 (b)(1) Commitment Letter, dated September 27, 1998, by and between Credit
        Suisse First Boston, DLJ Capital Funding, Inc. and AMP previously filed with the Commission as Exhibit 67 to the Company's Schedule 14D-9
        (Amendment No. 20) dated September 28, 1998, and incorporated herein by reference.
 (b)(2) Commitment Letter, dated September 27, 1998, by and between Credit
        Suisse First Boston, DLJ Bridge Finance, Inc. and AMP previously filed with the Commission as Exhibit 68 to the Company's Schedule 14D-9
        (Amendment No. 20) dated September 28, 1998, and incorporated herein by reference.
 (b)(3) Trust Agreement, dated September 28, 1998, between AMP and Wachovia
        Bank N.A. previously filed with the Commission as Exhibit 69 to the
        Company's Schedule 14D-9 (Amendment No. 20) dated September 28, 1998, and incorporated herein by reference.
 (b)(4) Stock Purchase Agreement, dated September 28, 1998, by and between AMP and Wachovia Bank N.A. (including, as an Appendix thereto, the form of promissory note) previously filed with the Commission as Exhibit 70 to the Company's Schedule 14D-9 (Amendment No. 20) dated September 28,
        1998, and incorporated herein by reference.
 (c)(1) Amendment No. 2, dated August 12, 1998, to the Rights Agreement, previously filed with the Commission as Exhibit No. 12 to the Company's
        Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.
 (c)(2) Amendment No. 3, dated August 20, 1998, to the Rights Agreement, previously filed with the Commission as Exhibit No. 13 to the Company's
        Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.
 (c)(3) Complaint filed in the United States District Court for the Eastern
        District of Pennsylvania in AlliedSignal Corporation v. AMP
        Incorporated (Civil Action No. 98-CV-54058), previously filed with the
        Commission as Exhibit No. 14 to the Company's Schedule 14D-9 dated
        August 21, 1998, and incorporated herein by reference.
 (c)(4) Complaint filed in the United States District Court for the Eastern
        District of Pennsylvania in Claire Blum v. William J. Hudson, Jr., et
        al. (Civil Action No. 98-CV-4109), previously filed with the Commission as Exhibit No. 15 to the Company's Schedule 14D-9 dated August 21,
        1998, and incorporated herein by reference.
 (c)(5) Complaint filed in the United States District Court for the Eastern
        District of Pennsylvania in Scott Silver v. AMP, Inc., et al. (Civil
        Action No. 98-CV-4120), previously filed with the Commission as Exhibit
        No. 16 to the Company's Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.
 (c)(6) Complaint filed in the United States District Court for the Eastern
        District of Pennsylvania in Sue Goldstein v. AMP, Inc., et al. (Civil
        Action No. 98-CV-4127), previously filed with the Commission as Exhibit
        No. 17 to the Company's Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.
 (c)(7) Complaint filed in the United States District Court for the Eastern
        District of Pennsylvania in Margolis Partnership v. AMP, Inc., et al.
        (Civil Action No. 98-CV-4187), previously filed with the Commission as
        Exhibit No. 18 to the Company's Schedule 14D-9 dated August 21, 1998, and incorporated herein by reference.
 (c)(8) Complaint filed in the United States District Court for the Eastern
        District of Pennsylvania in AMP Incorporated v. AlliedSignal
        Corporation, et al. (Civil Action No. 98-CV-4405), previously filed with the Commission as Exhibit No. 23 to the Company's Schedule 14D-9
        (Amendment No. 2) dated August 24, 1998, and incorporated herein by reference.

  ITEM                                 DESCRIPTION
  ----                                 -----------
 (c)(9)  Answer to the complaint filed in the United States District Court for the Eastern District of Pennsylvania in AlliedSignal Corporation v.
         AMP Incorporated (Civil Action No. 98-CV-4058), previously filed with the Commission as Exhibit No. 24 to the Company's Schedule 14D-9
         (Amendment No.2) dated August 24, 1998, and incorporated herein by reference.
 (c)(10) Motion of AMP Incorporated for Partial Summary Judgment, Memorandum of
         Law in Support of Motion of AMP Incorporated for Partial Summary
         Judgment and proposed Order, filed on September 11, 1998 in the United
         States District Court for the Eastern District of Pennsylvania in AMP
         Incorporated v. AlliedSignal Inc., et al. (Civil Action No. 98-CV-
         4405), previously filed with the Commission as Exhibit No. 40 to the
         Company's Schedule 14D-9 (Amendment No. 11) dated September 11, 1998, and incorporated herein by reference.
 (c)(11) Motion of Plaintiff AlliedSignal Inc. for Summary Judgment and for an
         Immediate Declaratory Judgment, filed on September 14, 1998 in the
         United States District Court for the Eastern District of Pennsylvania
         in AlliedSignal Inc. v AMP Incorporated (Civil Action No. 98-CV-4058),
         previously filed with the Commission as Exhibit No. 48 to the
         Company's Schedule 14D-9 (Amendment No. 13) dated September 15, 1998, and incorporated herein by reference.
 (c)(12) Preliminary Injunction and the Verified Amended Complaint for
         Declaratory and Injunctive Relief, filed on September 14, 1998 in the
         United States District Court for the Eastern District of Pennsylvania
         in AlliedSignal Inc. v AMP Incorporated (Civil Action No. 98-CV-4058),
         previously filed with the Commission as Exhibit No. 49 to the
         Company's Schedule 14D-9 (Amendment No. 13) dated September 15, 1998, and incorporated herein by reference.
 (c)(13) Amendment No. 4 to the Rights Agreement, dated September 17, 1998, by and between AMP and ChaseMellon Shareholder Services L.L.C., as Rights
         Agent, previously filed with the Commission as Exhibit No. 51 to the
         Company's Schedule 14D-9 (Amendment No. 15) dated September 18, 1998, and incorporated herein by reference.
 (c)(14) First Amended Complaint for Declaratory and Injunctive Relief, filed on September 22, 1998 in the United States District Court for the
         Eastern District of Pennsylvania in AMP Incorporated v. AlliedSignal
         Inc., et al. (Civil Action No. 98-CV-4405), previously filed with the
         Commission as Exhibit No. 57 to the Company's Schedule 14D-9
         (Amendment No. 17) dated September 23, 1998, and incorporated herein by reference.
 (c)(15) AlliedSignal's Verified Second Amended Complaint for Declaratory and
         Injunctive Relief, filed on September 22, 1998 in the United States
         District Court for the Eastern District of Pennsylvania in
         AlliedSignal v. AMP Incorporated (Civil Action No. 98-CV-4058),
         previously filed with the Commission as Exhibit No. 61 to the
         Company's Schedule 14D-9 (Amendment No. 18) dated September 24, 1998, and incorporated herein by reference.
 (c)(16) First Consolidated Amended Complaint, filed on September 28, 1998 in the United States District Court for the Eastern District of
         Pennsylvania in In re AMP Shareholders Litigation (Civil Action
         No. 98-CV-4109) previously filed with the Commission as Exhibit No. 79 to the Company's Schedule 14D-9 (Amendment No. 22) dated September 30,
         1998, and incorporated herein by reference.
 (c)(17) AlliedSignal's Verified Third Amended Complaint for Declaratory and
         Injunctive Relief, filed on September 28, 1998 in the United States
         District Court for the Eastern District of Pennsylvania in
         AlliedSignal v. AMP Incorporated (Civil Action No. 98-CV-4058),
         previously filed with the Commission as Exhibit No. (a)(58) to
         AlliedSignal's Schedule 14D-1 (Amendment No. 26) dated September 28,
         1998, and incorporated herein by reference.
 (c)(18) Court Order, entered October 8, 1998 in the United States District
         Court for the Eastern District of Pennsylvania in AMP Incorporated v.
         AlliedSignal Inc., et al. (Civil Action No. 98-CV-4405), AlliedSignal
         v. AMP Incorporated (Civil Action No. 98-CV-4058) and In re AMP
         Shareholders Litigation (Civil Action No. 98-CV-4109).
 (d)     Not applicable.
 (e)     Not applicable.
 (f)     Not applicable.

  ITEM                                DESCRIPTION
  ----                                -----------
 (g)(1) Pages 33 through 36 of the Company's Annual Report on Form 10-K for the
        fiscal year ended December 31, 1997 (incorporated by reference from the
        Company's Form 10-K filed with the Commission on March 26, 1998).
 (g)(2) The Company's Quarterly Report on Form 10-Q for the quarter ended June
        30, 1998 (incorporated by reference from the Company's Form 10-Q filed with the Commission on July 31, 1998).
 (g)(3) Schedules detailing security ownership of Directors and Executive
        Officers.